SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES AND EXCHANGE ACT OF 1934

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Tidewater Inc.

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TIDEWATER INC.

601 Poydras Street, Suite 1900

New Orleans, Louisiana 70130

June 8, 2004

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Tidewater Inc. to be held at the Pan-American Life Center Auditorium, 11th Floor, 601 Poydras Street, New Orleans, Louisiana, on Thursday, July 15, 2004, at 10:00 a.m., Central Time.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. During the meeting, we will also report on the operations of the Company. Our directors and officers will be present to respond to any questions that you may have.

You are requested to vote by proxy as promptly as possible. You can vote by signing, dating, and returning the enclosed proxy card in the envelope provided. You can also call in your vote by touchtone telephone or send it over the Internet using the instructions on the proxy card. If you attend the meeting, which we hope you will do, you may vote in person even if you have previously voted by proxy.

Sincerely,

DEAN E. TAYLOR

Chairman, President and Chief Executive Officer

INFORMATION ABOUT ATTENDING THE ANNUAL MEETING

If you plan to attend the meeting in person, please bring the following:

1.	Proper identification (preferably a driver’s license); and

2.	Acceptable Proof of Ownership if your shares are held in “Street Name.”

Street Name means your shares are held of record by brokers, banks or other institutions.

Acceptable Proof of Ownership is a letter from your broker stating that you owned Tidewater Inc. stock on the record date or an account statement showing that you owned Tidewater Inc. stock on the record date.

We may exclude from the meeting any person who is not a stockholder of record on the record date (or a duly designated proxy) or a street name holder on the record date evidenced as described above.

TIDEWATER INC.

601 Poydras Street, Suite 1900

New Orleans, LA 70130

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of the Stockholders of TIDEWATER INC. (the “Company”) will be held in the Pan-American Life Center Auditorium, 11th Floor, 601 Poydras Street, New Orleans, Louisiana, on Thursday, July 15, 2004, at 10:00 a.m., Central Time, to vote upon the following matters:

•	The election of four directors for a term of three years;

•	Ratification of the selection of Deloitte & Touche LLP (“Deloitte & Touche”) as the Company’s independent auditors for the fiscal year ending March 31, 2005;

•	A stockholder proposal requesting the Board of Directors to take action to declassify the Board of Directors and elect all directors annually; and

•	Such other matters as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on May 26, 2004, are entitled to notice of and to vote at the 2004 Annual Meeting.

If you are unable to attend in person and wish to have your shares voted, please complete, date and sign the enclosed proxy, and return it in the accompanying envelope as promptly as possible. Alternatively, you may vote by touchtone telephone or over the Internet as explained on the proxy card. You may revoke your proxy by giving notice to our Secretary at any time before the annual meeting.

By Order of the Board of Directors

CLIFFE F. LABORDE

Executive Vice President, Secretary

and General Counsel

New Orleans, Louisiana

June 8, 2004

TIDEWATER INC.

601 Poydras Street, Suite 1900

New Orleans, LA 70130

PROXY STATEMENT

SOLICITATION OF PROXIES

We are furnishing this Proxy Statement to our stockholders in connection with the solicitation on behalf of our board of directors of proxies to be used at our Annual Meeting of Stockholders to be held in the Auditorium of the Pan-American Life Center, 601 Poydras Street, New Orleans, Louisiana, on Thursday, July 15, 2004, at 10:00 a.m. and at any adjournment thereof. Only stockholders of record at the close of business on May 26, 2004, are entitled to vote at the meeting or any adjournment thereof.

We will bear the costs of soliciting proxies. Proxies may be solicited, without extra remuneration, by our directors, officers, or employees by mail, telephone, internet, telex, telefax, telegram, or personal interview. We will reimburse brokers, banks, and other custodians, nominees, or fiduciaries for their reasonable expenses in forwarding proxies and proxy materials to beneficial owners of shares. In addition, we have retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies for a fee of $8,500.

REVOCATION OF PROXIES

You may revoke your proxy at any time before it is voted by voting in person at the meeting or by delivering written revocation or a later dated proxy to our Secretary.

VOTING PROCEDURES

Our bylaws provide that the holders of a majority of the shares of our common stock issued and outstanding and entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum at the annual meeting. The bylaws further provide that, except as otherwise provided by statute, our certificate of incorporation, or the bylaws, all matters coming before the annual meeting will be decided by the vote of the holders of a majority of the number of shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting.

All duly executed proxies received by us in the form enclosed or properly delivered by telephone or over the Internet will be voted as specified and, in the absence of instructions to the contrary, will be voted for the election of the nominees named below, for the ratification of the appointment of Deloitte and Touche as the Company’s independent auditors and against the stockholder proposal.

The board of directors does not know of any matters to be presented at our 2004 annual meeting other than those described herein. However, if any other matters properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment.

Votes cast by proxy or in person at the annual meeting will be counted by the persons appointed by us to act as election inspectors for the meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the stockholders for a vote.

Abstentions as to particular proposals will have the same effect as votes against such proposals. Broker non-votes as to particular proposals will not, however, be deemed to be a part of the voting power present with respect to such proposals, will not therefore count as votes for or against such proposals and will not be included in calculating the number of votes necessary for approval of such proposals.

As of the close of business on May 26, 2004, we had 60,568,590 shares of common stock issued, outstanding, and entitled to vote. Each share of common stock is entitled to one vote with respect to matters to be voted upon at the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below shows the name, address, and stock ownership of each person known by us to own beneficially more than 5% of our common stock as of May 26, 2004. Unless otherwise indicated, all shares listed as beneficially owned are held with sole voting and investment power:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent Of Class(1)
Whitney National Bank, as Trustee	3,878,441	(2)(3)	6.4%
of the Tidewater Inc. Grantor
Stock Trust
228 St. Charles Avenue
New Orleans, LA 70130

(1)	Based on 60,568,590 shares of common stock outstanding on May 26, 2004.
(2)	Based on Schedule 13G/A dated February 9, 2004 filed with the Securities and Exchange Commission by Whitney National Bank, as trustee of the Tidewater Inc. Grantor Stock Trust.
(3)	We created the Tidewater Inc. Grantor Stock Trust to acquire, hold and distribute shares of our common stock for the payment of benefits and compensation under our employee benefit plans, including our stock option plans and 401(k) plan. Under the trust, Whitney National Bank, as trustee, will vote all shares of common stock held in the trust in accordance with instructions received from current and former employees (excluding members of our board of directors) who participate in our 401(k) plan or hold options to purchase our common stock granted under our stock option plans (the “Eligible Participants”). For each Eligible Participant, the trustee will vote or abstain from voting, according to instructions received from that Eligible Participant, with respect to that number of trust shares that results from multiplying (x) the total number of trust shares as of the record date by (y) a fraction, the numerator of which is the sum of the number of shares of our common stock allocated to the account of such Eligible Participant in the 401(k) Plan and the number of shares of common stock that are subject to stock options held by such Eligible Participant, and the denominator of which is the total number of shares of our common stock in the 401(k) plan allocated to Eligible Participants and the total number of shares of common stock subject to options held by Eligible Participants, as to which the trustee has received voting instructions.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of May 26, 2004, by each director and each director nominee, by each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group:

Name	Amount and Nature of Beneficial Ownership*		Percent of Class (1)
Robert H. Boh	35,500	(2)	*
Arthur R. Carlson	31,600	(2)	*
Stephen W. Dick	232,689	(3)(4)(7)	*
Richard T. du Moulin	11,000	(2)(8)	*
Cliffe F. Laborde	324,163	(3)(4)(5)(7)	*
J. Wayne Leonard	5,000	(2)	*
J. Keith Lousteau	228,776	(3)(4)(7)	*
Jon C. Madonna	17,500	(2)	*
Paul W. Murrill	31,600	(2)	*
William C. O’Malley	1,059,444	(2)(3)	1.7%
Richard A. Pattarozzi	7,500	(2)	*
J. Hugh Roff, Jr.	52,500	(2)	*
Donald G. Russell	25,250	(2)	*
Dean E. Taylor	348,333	(3)(7)	*
All directors and executive officers as a group (14 persons)	2,395,262	(4)(6)	3.9%

*	Less than 1.0%.
(1)	Calculated on the basis of 60,568,590 shares of common stock outstanding at May 26, 2004, and includes for each person and group the number of shares the person or group has the right to acquire within 60 days.
(2)	Includes shares that may be acquired within 60 days upon exercise of non-employee director stock options, as follows: Mr. Boh, 27,500; Mr. Carlson, 27,500; Mr. du Moulin, 5,000, Mr. Leonard, 5,000, Mr. Madonna, 15,500; Dr. Murrill, 27,500; Mr. O’Malley, 7,500; Mr. Pattarozzi, 7,500; Mr. Roff, 27,500; and Mr. Russell, 22,500;.
(3)	Includes shares that may be acquired within 60 days upon exercise of employee stock options, together with related restricted stock awards, as follows: Mr. Dick, 214,108; Mr. Laborde, 303,403; Mr. Lousteau, 217,291; Mr. O’Malley, 700,000; and Mr. Taylor, 321,833. Also includes shares attributable to accounts under our 401(k) Savings Plan as follows: Mr. Dick, 2,635; Mr. Laborde, 1,229; Mr. Lousteau, 4,485; Mr. O’Malley, 618; and Mr. Taylor, 3,407.
(4)	Does not include shares held in the Tidewater Inc. Grantor Stock Trust with respect to which Messrs. Dick, Laborde, Lousteau and other participants (other than members of our board) in our stock option plans and 401(k) plan have the power to direct the vote on a pro rata basis.
(5)	Includes 1,893 shares held in trusts for Mr. Laborde’s minor children, beneficial ownership of which is disclaimed.
(6)	Includes 1,958,987 shares of our common stock that such persons have the right to acquire within 60 days through the exercise of options together with related restricted stock awards; 1,893 shares for which directors and executive officers reported indirect ownership and disclaim beneficial ownership; and 12,585 shares attributable to such persons’ accounts in our 401(k) Savings Plan, as to which shares such persons have sole voting power only.
(7)	Includes 17,000 shares of restricted stock as to which Mr. Taylor has the sole voting power, but no investment power; 7,000 shares of restricted stock as to which Mr. Laborde has the sole voting power, but no investment power; 7,000 shares of restricted stock as to which Mr. Dick has the sole voting power, but no investment power; and 7,000 shares of restricted stock as to which Mr. Lousteau has the sole voting power, but no investment power.
(8)	Includes 700 shares owned by Mr. du Moulin’s children, beneficial ownership of which is disclaimed.

ELECTION OF DIRECTORS

(PROPOSAL 1)

Our bylaws divide our board into three classes, as nearly equal in number as possible, with each class of directors serving a three-year term. The term of office of each class of directors expires in rotation so that one class is elected at each annual meeting for a full three-year term. All of the nominees for director are currently serving as directors.

A majority of the members of our board are “independent directors” as defined by the New York Stock Exchange (“NYSE”) and the Securities and Exchange Commission (“SEC”). The Board has determined that Messrs. Boh, Carlson, du Moulin, Leonard, Madonna, Murrill, O’Malley, Pattarozzi, Roff and Russell have no relationship with the Company that would prevent them from qualifying as independent under the requirements of the NYSE and the SEC.

J. Hugh Roff’s term as a member of our board expires at the annual meeting. He has not been nominated for re-election because he has reached retirement age.

Our board has nominated and urges you to vote FOR the election of Richard T. du Moulin, J. Wayne Leonard, Paul W. Murrill, and Dean E. Taylor for terms of office ending in 2007.

It is intended that the proxies solicited hereby will be voted FOR the election of each of the nominees. In the event any nominee is not a candidate when the election occurs, it is intended that the proxies will be voted for the election of the other nominees and may be voted for any substitute nominee. Our board has no reason to believe that any nominee will not be a candidate or, if elected, will be unable or unwilling to serve as a director. In no event, however, will the proxies be voted for a greater number of persons than the number of nominees named.

Nominees for election at this meeting to terms expiring in 2007:

Richard T. du Moulin, 57, President of Intrepid Shipping LLC since 2002; and Chairman and CEO of Marine Transport Corporation, 1998-2002. Director since 2003.

J. Wayne Leonard, 53, Chief Executive Officer and Director of Entergy Corporation (public utility) since 1999. Director since 2003.

Paul W. Murrill, 69, Professional Engineer; Chairman of Piccadilly Cafeterias, Inc., 1994-2000; Special Advisor to the Chairman of the Board of Gulf States Utilities Co. (public utility), 1987-1989, its Chairman, 1982-1987, and its Chief Executive Officer, 1982-1986; and Director of Baton Rouge Water Company, Entergy Corporation and MicroProbe Inc. Director since 1981.

Dean E. Taylor, 56, Chairman since June 2003, Chief Executive Officer since March 2002, and President and member of the Board of Directors since October 2001; Executive Vice President, 2000-2001, Senior Vice President, 1998-2000, and Director of Whitney Holding Corporation and the American Bureau of Shipping. Director since 2001.

Directors whose terms continue until 2005:

Robert H. Boh, 73, Chairman and Former President and Chief Executive Officer of Boh Bros. Construction Co. L.L.C. and Boh Company, L.L.C. (construction companies). Director since 1978.

Richard A. Pattarozzi, 61, former Vice President of Shell Oil Company E&P; former President and Chief Executive Officer of Shell Deepwater Development, Inc. and Shell Deepwater Production, Inc; and Director of Global Industries, Inc., Stone Energy, Inc., Transocean, Inc., Superior Energy Services, Inc. and FMC Technologies, Inc. Director since 2001.

Donald G. Russell, 72, Chairman of Russell Companies (oil and gas investments) since 1998; Executive Vice President of Sonat Inc., 1993-1998; Chairman of the Board and Chief Executive Officer of Sonat Exploration Company, 1988-1998. Director since 1998.

Directors whose terms continue until 2006:

Arthur R. Carlson, 63, Chairman of TCW Energy and Infrastructure Group (investment management); Managing Director of TCW Group, Inc. (investment advisor); and Director of TCW Asset Management Company. Director since 1982.

Jon C. Madonna, 61, Chairman of DigitalThink, Inc. (e-commerce company), 2002-2004, previously President and Chief Operating Officer since January 2002; President and Chief Executive Officer of Carlson Wagonlit Travel, 1999-2000; Vice Chairman of Travelers Group, 1997-1998; Chairman and Chief Executive Officer of KPMG Peat Marwick, 1990-1996; and Director of Albertson’s Inc., AT&T Corp. and Phelps Dodge Corp. Director since 1999.

William C. O’Malley, 67, formerly Chairman, 1994-2003; President, 1994-2001, and Chief Executive Officer, 1994-2002 of the Company; prior thereto, served as Chairman of the Board and Chief Executive Officer of Sonat Offshore Drilling, Inc.; Director of Hibernia Corporation, Plains Resources, and BE&K., Inc. Director since 1994.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our board of directors recently adopted Corporate Governance Policies and a Code of Business Conduct and Ethics which are available at www.tdw.com/company/corpgov.html.

Board Structure and Committee Composition

As of the date of this proxy statement, our board consists of 11 members. During fiscal 2004, our board held six meetings.

Our board does not have a policy on attendance at annual meetings. Our board’s practice is to schedule a board meeting on the same date as the annual meeting to facilitate director attendance at the annual meeting. Nine of our ten board members, who were serving on the board at the time, attended last year’s annual meeting.

During fiscal 2004, the non-management members of our board, which included Messrs. Boh, Carlson, du Moulin, Leonard, Madonna, Murrill, O’Malley, Pattarozzi, Roff, and Russell met six times in executive session. The executive sessions of non-management directors are chaired by the director who is the chairman of the committee responsible for the primary issue being discussed.

We have standing audit, compensation, finance, and nominating and corporate governance committees of our board. The audit, compensation, finance and nominating and corporate governance committees operate under written charters adopted by our board. All of the committee charters are available on our web site at www.tdw.com/company/corpgov.html. During fiscal 2004, each of our directors attended at least 75% of the aggregate number of board and applicable committee meetings.

Audit Committee Members	Functions of the Committee	Meetings in Fiscal 2004
Madonna Murrill Pattarozzi Russell

•      Our board has determined all of the members of our audit committee meet the independence requirements of the New York Stock Exchange and the Securities and Exchange Commission.

•      The audit committee’s primary function, which is described in its charter, is to oversee management’s conduct of the financial reporting process.

•      Among the audit committee’s key responsibilities are to review with management and the outside auditors our audited financial statements, discuss with management and the outside auditors the quality and adequacy of our internal controls, discuss with the outside auditors the quality and acceptability of the accounting principles applied, review the qualification, performance and independence of the outside auditors, appoint and retain the outside auditors, review and approve the scope and cost of audit and non-audit services to be performed by the outside auditors and oversee our Company’s compliance with legal and regulatory requirements.

•      Mr. Madonna is the audit committee financial expert, as defined by SEC rules.

8

Nominating and Corporate Governance Committee Members	Functions of the Committee	Meetings in Fiscal 2004
Boh Leonard Madonna O’Malley Pattarozzi

•      Our board has determined all of the members of our nominating and corporate governance committee meet the independence requirements of the New York Stock Exchange.

•      The nominating and corporate governance committee assists the board of directors in reviewing, evaluating, selecting and recommending director nominees when one or more directors are to be appointed, elected or re-elected to our board.

•      The nominating and corporate governance committee is also responsible for review of director compensation and benefits, director education programs, board performance, and corporate governance guidelines applicable to our Company.

•      The nominating and corporate governance committee also recommends committee assignments to the board. For information regarding shareholder nominations, see below under “Stockholder Proposals And Director Nominations.”

5

Compensation Committee Members	Functions of the Committee	Meetings In Fiscal 2004
Boh Carlson du Moulin Roff Russell

•      Our board has determined all of the members of our compensation committee meet the independence requirements of the New York Stock Exchange.

•      The principal functions of the compensation committee include responsibility for considering all substantive elements of the Company’s total employee compensation package, including overall plan design for each of the Company’s major benefit programs.

•      The compensation committee is responsible for overseeing the administration of the Company’s executive compensation plans and programs.

•      The compensation committee is also responsible for producing an annual report on executive compensation for inclusion in the Company’s proxy statement.

4

Finance Committee Members	Functions of the Committee	Meetings in Fiscal 2004
Boh Carlson du Moulin Leonard Murrill O’Malley	• The principal functions of the finance committee include responsibility for reviewing capital structure, dividend policy, corporate liquidity, and issuance of debt and equity securities. • The finance committee also has responsibility for appointing and monitoring independent investment managers and establishing investment policies and guidelines for employee benefit plans.	4

Consideration of Director Nominees

In evaluating nominees for membership on our board, the nominating and corporate governance committee applies the board membership criteria set forth in our corporate governance policies. The committee will take into account many factors, including integrity, independence, and diligence. The committee will consider candidates submitted by shareholders and others in accordance with our Company’s bylaws.

Communications with the Board

Individuals may communicate directly with our board, the non-management directors or any individual director by writing to any one of the independent directors in care of our Secretary at 601 Poydras St., Suite 1900, New Orleans, LA 70130. Our Company or the individual director will forward the stockholder’s communication to the appropriate director. For more information regarding where to send your concerns to our board, please see our web site, located at http://www.tdw.com/company/concerns.html.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our compensation committee are Messrs. Boh, Carlson, du Moulin, Roff and Russell. None of the members of our compensation committee have been officers or employees of our Company or any of our subsidiaries. No executive officer of our Company served in the last fiscal year as a director or member of the compensation committee of another entity one of whose executive officers served as a member of our board or on our compensation committee.

DIRECTOR COMPENSATION

Our outside directors receive an annual retainer of $30,000 and a fee of $1,500 for attendance at each board meeting. The chairman of each board committee receives an additional annual retainer of $5,000, and each committee member, including the chairman, receives a fee of $1,200 for attendance at each committee meeting.

Outside directors also receive an annual grant of options to purchase up to 5,000 shares of our common stock, the exact number to be set by the compensation committee. Messrs. du Moulin and Leonard received an option to purchase 5,000 shares of our common stock upon joining our board and the other outside directors received an option to purchase 5,000 shares of our stock in March 2004. The exercise price of the stock options is equal to the closing price for our common stock reported on the New York Stock Exchange on the date of the grant.

William C. O’Malley, our former President and Chief Executive Officer, served as Chairman of the Board through our 2003 Annual Meeting. He received $43,3333 in fiscal 2004 for his service as Chairman through July 31, 2003 and was permitted to continue to receive perquisites customary and appropriate for the Chairman and retired Chief Executive Officer, including payment of club membership and industry association dues and expenses and provision of office space, clerical support and parking, during that period. He was also permitted to continue to participate in the Company’s Executive Medical Plan for 18 months following his retirement on March 28, 2002, and he receives other retirement benefits provided in his employment agreement with the Company or company benefit plans. Mr. O’Malley also received the regular compensation paid to other outside directors during fiscal 2004.

We provide a Deferred Compensation Plan under which an outside director may elect to defer all or a portion of the fees that are payable to him for service on our board. Deferred amounts are credited to an account in the name of the director as units in one or more investment funds made available through the plan. Upon termination of board service or on another date chosen by the director, amounts accrued under the plan are payable either in a lump sum or over a period of two to ten years, at the election of the director. One director participated in the Deferred Compensation Plan during fiscal 2004.

We also provide a Retirement Plan for the benefit of outside directors who retire from our board on or after reaching age 65 or after completing five or more years of service on our board. Under the Retirement Plan, an eligible director will be entitled to an annual benefit equal to the annual retainer fee for a board member at the time of his retirement. An eligible director who was a member of our board on May 31, 2001, will receive the annual benefit for a term equal to the number of years the retired director served as an outside director. An eligible director who joins our board after May 31, 2001, will receive the annual benefit for a term equal to the number of years the retired director served as an outside director, but not to exceed five years. If a director dies prior to payment of his benefit, a death benefit is payable to his beneficiaries equal to the then present value of the unpaid benefit.

The Deferred Compensation Plan and the Retirement Plan both provide for the protection of benefits in the event of a change of control of our Company and also permit the acceleration of payment of benefits in such event.

EXECUTIVE COMPENSATION

The following table summarizes, for each of the three fiscal years ended March 31, 2002, 2003, and 2004, the compensation paid to each of our executive officers in all capacities in which they served.

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long-Term Compensation Awards(1)
Name and Principal Position	Fiscal Year	Salary		Bonus	Restricted Stock Awards	No. of Shares Underlying Options	All Other Compensation(2)
Dean E. Taylor, Chairman, President and Chief Executive Officer	2004 2003 2002	$495,000 400,000 270,000	(3)	$395,750 413,312 271,064	17,000 –0– –0–	42,500 75,000 125,000	$19,570 17,518 13,880

Cliffe F. Laborde, Executive Vice President, Secretary and General Counsel	2004 2003 2002	$260,000 250,000 240,000		$131,772 191,146 197,734	7,000 –0– –0–	17,500 35,000 20,000	$12,520 13,018 13,008

Stephen W. Dick, Executive Vice President	2004 2003 2002	$275,000 250,000 203,333		$139,374 191,146 182,634	7,000 –0– –0–	17,500 35,000 52,500	$12,970 13,018 12,652

J. Keith Lousteau, Executive Vice President and Chief Financial Officer	2004 2003 2002	$250,000 225,000 200,000		$128,337 172,032 171,198	7,000 –0– –0–	17,500 35,000 30,000	$12,220 12,268 11,658

(1)	As of March 31, 2004, Mr. Taylor held 17,000 shares of restricted stock with a value of $478,210, Mr. Laborde held 7,000 shares of restricted stock with a value of $196,910 ,Mr. Dick held 7,000 shares of restricted stock with a value of $196,910, and Mr. Lousteau held 7,000 shares of restricted stock with a value of $196,910.
(2)	Consists of $4,720 in 2004, $5,518 in 2003, and $5,808 in 2002 of health care premiums paid by the Company each year on behalf of each named executive officer under our Executive Medical Plan and the following amounts contributed by us on behalf of each named executive officer pursuant to our 401(k) Savings Plan and Supplemental Savings Plan: Mr. Taylor $14,850 in 2004, $12,000 in 2003, and $8,072 in 2002; Mr. Laborde, $7,800 in 2004, $7,500 in 2003, and $7,200 in 2002; Mr. Dick, $8,250 in 2004, $7,500 in 2003 and $6,844 in 2002; and Mr. Lousteau, $7,500 in 2004, $6,750 in 2003, and $5,850 in 2002.
(3)	Mr. Taylor requested a 6% salary reduction in fiscal 2004 from $500,000 to $470,000.

Stock Options

The following table contains certain information concerning the grant of stock options to the named individuals during the fiscal year ended March 31, 2004.

OPTION GRANTS IN FISCAL YEAR ENDED MARCH 31, 2004

Name	Number of Shares Underlying Options Granted(1)	% of Total Options Granted to Employees in Last Fiscal Year	Exercise Price	Expiration Date	Grant Date Present Value(2)
Dean E. Taylor	42,500	11.3%	$28.05	3/30/14	$399,925
Cliffe F. Laborde	17,500	4.6%	28.05	3/30/14	164,675
Stephen W. Dick	17,500	4.6%	28.05	3/30/14	164,675
J. Keith Lousteau	17,500	4.6%	28.05	3/30/14	164,675

(1)	The options become exercisable one-third per year and are fully exercisable three years after the date of grant. Exercisability is accelerated upon a change of control.
(2)	The theoretical values on grant date are calculated under the Black-Scholes Model. The Black-Scholes Model is a mathematical formula used to value options traded on stock exchanges. This formula considers a number of factors to estimate the option’s theoretical value, including the stock’s historical volatility, dividend rate, exercise period of the option and interest rates. The grant date theoretical value above assumes an expected stock price volatility of 40.7%, an expected annual dividend yield of 2.0%, a 3.25% risk free rate of return and an expected five year stock option life.

Option Exercises and Holdings

The following table sets forth certain information concerning the exercise of options during the fiscal year ended March 31, 2004, and unexercised options held on March 31, 2004:

AGGREGATED OPTION EXERCISES IN FISCAL YEAR ENDED MARCH 31, 2004

AND OPTION VALUES AS OF MARCH 31, 2004

Name	Number of Shares Acquired on Exercise	Value Realized(1)	Number of Shares Underlying Unexercised Options at March 31, 2004		Value of Unexercised In-the-Money Options At March 31, 2004(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Dean E. Taylor	1,600	$15,632	324,500	134,167	$317,430	$13,900
Cliffe F. Laborde	8,452	99,089	303,403	47,501	445,669	6,300
Stephen W. Dick	1,784	15,996	209,198	58,335	392,509	6,300
J. Keith Lousteau	–0–	–0–	217,291	50,834	247,913	6,300

(1)	Reflects the difference between the closing sale price of our stock on the exercise date and the exercise price of the options.
(2)	Reflects the difference between the closing sale price of $28.13 per share of our common stock on March 31, 2004, and the exercise price of the options.

Pension Plans

We sponsor a defined benefit pension plan (“Pension Plan”) and a Supplemental Executive Retirement Plan (“SERP”) covering eligible employees of our Company and participating subsidiaries. The SERP provides certain benefits to our officers that the Pension Plan is prevented from providing because of compensation and benefits limits in the Internal Revenue Code. The Pension Plan and the SERP are referred to together as the “Pension Program.”

An officer’s benefits under the Pension Program are based on his highest average of 5 consecutive calendar years of pay over the last 10 years (“final average pay”). Upon normal retirement at age 65, an officer participating in the Pension Program receives a monthly benefit equal to the sum of (i) 2% of the portion of final average pay that exceeds Social Security covered compensation, times years of service up to a maximum of 35, plus (ii) 1.35% of the portion of final average pay that does not exceed Social Security covered compensation, times years of service up to a maximum of 35, plus (iii) 1% of final average pay times years of service in excess of 35 years.

Early retirement benefits are available upon retirement after attaining age 55 and completing 10 years of service. There is no reduction for benefits that begin at age 62 or later. For retired employees electing commencement between age 55 and 62, the reduction is 5% per year for each year prior to age 62. A retired employee may select a life annuity or one of several optional forms of settlement.

Employees completing five years of credited service are 100% vested in their Pension Program benefits. Messrs. Taylor, Laborde, Dick and Lousteau have 25, 12, 31 and 26 years of credited service, respectively, under the Company’s Pension Program.

The following table sets forth estimated aggregate annual benefits payable in the form of a straight life annuity under the Pension Program upon retirement at age 65 to persons in the remuneration and years-of-service classifications specified. Benefits are not subject to any deduction for Social Security or other offset amounts.

PENSION PLANS TABLE

Five-Year Final Average Earnings	Years of Credited Service at Retirement
	15	20	25	30	35
$ 300,000	$85,487	$113,983	$142,479	$170,975	$199,470
$ 400,000	115,487	153,983	192,479	230,975	269,470
$ 500,000	145,487	193,983	242,479	290,975	339,470
$ 600,000	175,487	233,983	292,479	350,975	409,470
$ 700,000	205,487	273,983	342,479	410,975	479,470
$ 800,000	235,487	313,983	392,479	470,975	549,470
$ 900,000	265,487	353,983	442,479	530,975	619,470
$1,000,000	295,487	393,983	492,479	590,975	689,470
$1,100,000	325,487	433,983	542,479	650,975	759,470

The salary and bonus amounts reported for the executive officers in the Summary Compensation Table included in this proxy statement constitute the earnings that are taken into account in calculating pension plan benefits.

Change of Control Agreements

We have in effect change of control agreements with each executive officer. The change of control agreements provide for continued employment for a two-year period following a change of control. Should the officer’s employment be terminated during this two-year period for any reason other than death, disability or “Cause”, as defined, or should the officer terminate his employment for “Good Reason,” as defined, the officer will become entitled to certain benefits. The benefits include a lump sum payment equal to three times the officer’s base salary at termination, plus a payment equal to three times the greater of the average of his last three bonuses or the target bonus for which the officer is eligible within the following twelve months. The change of control agreements also provide for a pro-rated bonus assuming performance at the target level for the portion of the year prior to termination. Also, the officer will be entitled to continued life and health insurance benefits for thirty-six months following the date of termination. The officer will immediately become fully vested in his benefits under each of our supplemental or excess retirement plan in which the officer participated. In addition, we will contribute to a trust for the officer’s account an amount equal to the additional benefits to which the officer would have been entitled under any of our qualified or non-qualified defined benefit or defined contribution plans, as if the officer had continued to participate in such plans for three years following the change of control.

COMPENSATION COMMITTEE REPORT

Principles of Executive Compensation

The compensation committee is composed of independent outside directors who are responsible for our compensation programs. The executive compensation program is designed to help us attract, motivate, and retain the executive talent that we need in order to maximize the return to stockholders. Toward that end, our executive compensation program has been structured based on the following principles:

•    Competitive Levels of Compensation—Our Company attempts to provide its executives with a total compensation package that, at expected levels of performance, is competitive with those provided to executives who hold comparable positions or have similar qualifications. Total compensation is defined to include base salary, annual incentive bonus, long-term incentives, and executive benefits.

Our philosophy is to provide a total compensation package that is market driven. We generally determine competitive levels of compensation for executive positions based on information drawn from compensation surveys and proxy statements for comparable organizations in setting competitive compensation levels. We also consider market pay data for general industry companies with comparable revenues to our Company and the Value Line oilfield service peer group of companies used in the total stockholder return graph in this proxy statement. In fiscal 2003, we retained an independent compensation consultant to provide us with detailed up-to-date information on the director and officer compensation practices of similar companies.

•    Pay for Performance—Our base salary and incentive plans are managed within a pay for performance framework. As a result, while the expected value of an executive’s compensation package may be market driven, actual payments made to executives in a given year may be higher or lower than competitive market rates because of the Company and individual performance.

•    Focus on Annual and Long Term Results—As part of our pay for performance program, we maintain both an annual and a long-term incentive plan for key employees. The purpose of the annual incentive plan is to reward short-term performance that is tied to our annual business objectives. The long-term incentive plan focuses on providing stock based incentives that are intended to be consistent with the goals of long-term stockholders.

Description of the Current Executive Compensation Program

This section describes each of the principal elements of our executive compensation program with specific reference to the objectives discussed above. Our compensation program is periodically reviewed to ensure an appropriate mix of base salary, annual incentive, and long-term incentive within the philosophy of providing competitive total direct compensation opportunities.

Base Salary Program.    We believe that offering competitive rates of base pay plays an important role in our ability to attract and retain executive talent. Discretionary base salary adjustments are also made based upon each executive’s performance over time. Consequently, executive officers with higher levels of sustained performance over time will be paid correspondingly higher salaries. Generally, salaries for executives are reviewed annually based on a variety of factors, including individual performance, general levels of market salary increases, our Company’s overall financial condition and industry conditions.

Annual Incentive Plan.    We provide an annual management incentive plan in which all executive officers other than the Chief Executive Officer participate. The annual incentive plan is intended to attract, motivate, and retain high quality executives by offering variable pay tied to the Company and individual performance. This program is also an important component in providing a fully competitive compensation package to our executive officers.

A bonus pool is established each year based on our overall performance against measures established by the compensation committee. In fiscal 2004, we considered two performance measures: (1) adjusted net income compared to the budget, and (2) return on total capital compared to a peer group consisting of the Value Line Oilfield Services Group and three direct competitors. As in prior years, the weight of the adjusted net income versus budget measure was 66.67% to once again underscore our emphasis on net income, and the weight of the return on total capital measure was maintained at 33.33%.

For fiscal 2004, we did not reach the minimum level of adjusted net income as compared to the budget necessary to generate that portion of the potential bonus. The bonus pool was generated based upon our return on total capital plus a discretionary amount added by the compensation committee as permitted by the annual management incentive plan. Individual awards from the bonus pool are approved by the compensation committee. Our Chief Executive Officer provides advice to the compensation committee for specific individual awards. Individual awards from the pool are based on a combination of objective performance criteria (such as operating margins, business unit performance, and the attainment of safety goals), as well as a subjective evaluation of individual employee performance. The Chief Executive Officer participates in a separate Executive Officer Annual Incentive Plan, which is described below under “2004 Chief Executive Officer Compensation.”

Long-Term Incentive Plan.    Each year, we provide long-term incentives in the form of stock options to our executives. Stock options are intended to reward executives for generating appreciation in our Company’s stock price through their individual performance. Stock options granted during the last fiscal year were granted at the fair market value on the date of grant. All stock options have a term of 10 years and vest one-third per year commencing one year following the grant date.

In fiscal 2004, we granted 50% fewer stock options to our individual executive officers than in fiscal 2003 and instead granted a combination of stock options and restricted stock as our long-term incentives. We believe that including restricted stock in our long-term incentive program will provide a significant equity ownership opportunity to management that is less subject to market volatility.

The restricted stock is subject to forfeiture if employment terminates other than as a result of death or disability prior to vesting. The shares are scheduled to vest 50% after two years and an additional 25% after three and four years.

In determining the number of shares of restricted stock to grant in place of a portion of the typical option grant, we consulted an independent compensation consultant for guidance as to the practices used by other similar companies and estimates of value comparisons between options and restricted stock.

Our overall stock option and restricted stock grant levels generally are established by considering industry conditions and market data on grant levels. Individual grants are based on a subjective evaluation of level of responsibility, individual performance, and the expected value of future service to our Company.

2004 Chief Executive Officer Compensation

The salary of our Chief Executive Officer, Dean E. Taylor, was increased to $500,000 in 2004. We determined his salary level after considering his experience as well as salaries paid to chief executive officers of companies with comparable annual revenues and other companies included in the Value Line Oilfield Services Group. However, when market conditions dictated a salary scale restructuring of the domestic Gulf of Mexico operations with reductions in salary, Mr. Taylor requested that he participate in the reduction. His salary was reduced by six percent to $470,000.

Under the terms of our Executive Officer Annual Incentive Plan, Mr. Taylor was eligible for an annual incentive award for fiscal 2004 contingent upon achievement of certain Company performance goals. For fiscal 2004, the performance measures were: 1) adjusted net income versus budget; 2) return on total capital as compared to a peer group consisting of the Value Line Oilfield Services Group and three direct competitors; and 3) safety performance. The actual amount of the incentive award is dependent upon the attainment of corporate performance in each of these three criteria. The target payout is 127% of base salary; the maximum payout is 231% of base salary. For fiscal 2004, Mr. Taylor’s bonus under the Executive Officer Annual Incentive Plan was $222,750 (47% of base salary), which resulted from our Company’s return on total capital and safety performance. Additionally, our committee awarded Mr. Taylor a separate bonus of $173,000 as additional compensation for his performance as CEO under difficult market conditions.

In fiscal 2004, Mr. Taylor was granted stock options to purchase 42,500 shares of our common stock and 17,000 shares of restricted stock based upon our committee’s subjective evaluation of Mr. Taylor’s performance during the last fiscal year The terms of the options and restricted stock are the same as the terms described above for the other executive officers.

$1 Million Pay Deductibility Cap

Section 162(m) of the Internal Revenue Code limits our federal income tax deductions for compensation, other than qualified performance-based compensation, to $1 million for compensation paid to each of our most highly compensated executive officers. Stock options granted by us and the bonus paid to the Chief Executive Officer through the Executive Officer Annual Incentive Plan are designed to qualify as performance-based and to be excluded in calculating the $1 million limit of Section 162(m).

We intend to continue to establish executive officer compensation programs that will maximize our Company’s income tax deduction. However, from time to time, the committee may award compensation that is not fully tax deductible if we determine that such award is consistent with our philosophy and in the best interest of our Company and our stockholders.

Compensation Committee:

Robert H. Boh, Chairman

Arthur R. Carlson

Richard T. du Moulin

J. Hugh Roff, Jr.

Donald G. Russell

AUDIT COMMITTEE REPORT

The audit committee of our board is composed of four directors, all of whom are independent under the rules of the New York Stock Exchange and the Securities and Exchange Commission. Management has the primary responsibility for the preparation of the financial statements and our Company’s reporting process including the systems of internal controls. Our audit committee oversees the Company’s financial reporting process on behalf of our board.

In fulfilling its oversight responsibilities for fiscal 2004, our audit committee reviewed and discussed our financial statements with management and our independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles as selected by management and as applied in the financial statements.

In addition, our audit committee has discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The independent auditors also provided to our audit committee the written disclosures required by Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees), and our audit committee discussed with the independent auditors their independence, and considered the compatibility of non-audit services with the auditors’ independence.

The committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The committee held eight meetings during fiscal 2004.

Under the audit committee charter, each year the audit committee will appoint and retain an independent national audit firm to act as auditors of our Company’s financial statements for the ensuing year. The audit committee will pre-approve the scope of all audit services annually. Audit services and permitted non-audit services must be pre-approved by the full audit committee, except that the chairman of the audit committee has the authority to pre-approve any such services if the total anticipated cost of the project is expected to be no more than $25,000, provided the full audit committee ratifies the chairman’s approval at its next regular meeting. All audit and non-audit services for fiscal 2004 were pre-approved by the audit committee.

Other Information

The following table lists the aggregate fees and costs billed by Ernst & Young LLP (“Ernst & Young”) and its affiliates to our Company for each of the last two fiscal years:

	Amount Billed
	Fiscal Year Ended March 31, 2003	Fiscal Year Ended March 31, 2004
Audit Fees(1)	$470,000	$500,000
Audit-Related Fees(2)	42,000	20,000
Tax Fees(3)	184,000	218,000
All Other Fees	–0–	–0–

(1)	Relates to services rendered in connection with auditing our Company’s annual consolidated financial statements for each applicable year and reviewing our Company’s quarterly financial statements. Also includes services rendered in connection with statutory audits and financial statement audits of our subsidiaries.
(2)	Consists of accounting consultations and includes acquisition due diligence.
(3)	Consists of United States and foreign corporate tax compliance services and consultations and United States and foreign executive tax compliance services.

The audit committee has determined that the provision of services described above is compatible with maintaining the independence of the independent auditors.

Based on the review and discussions referred to above, the audit committee recommended to the board (and the board has approved) that the audited financial statements be included in our Company’s Annual Report on Form 10-K for the year ended March 31, 2004, for filing with the Securities and Exchange Commission. The audit committee has selected Deloitte & Touche as our Company’s independent auditors for fiscal year 2005, and that selection is being presented to the stockholders for ratification at the annual meeting.

Audit Committee:

Paul W. Murrill, Chairman

Jon C. Madonna

Donald G. Russell

Richard A. Pattarozzi

PROPOSAL FOR THE RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

(PROPOSAL 2)

The audit committee of our board has selected Deloitte & Touche as independent auditors to audit the financial statements of the Company for the fiscal year ending March 31, 2005. Proxies solicited hereby will be voted to ratify that selection unless stockholders specify otherwise in their proxies. If the stockholders do not ratify the appointment of Deloitte & Touche by the affirmative vote of the holders of a majority of our common stock present in person or by proxy at the meeting and entitled to vote, the audit committee will reconsider the selection of the independent auditors.

On January 16, 2004, our Company engaged Deloitte & Touche as the Company’s independent accountants to audit the Company’s consolidated financial statements for the year ending March 31, 2005. Ernst & Young, which had been engaged as the Company’s principal independent accountants since 1997, has been dismissed effective upon completion of its audit of the Company’s consolidated financial statements for the year ending March 31, 2004. The decision to change the Company’s independent auditors from Ernst & Young to Deloitte & Touche was made by the audit committee of our board.

Ernst & Young’s reports on the Company’s consolidated financial statements during the two-year period ended March 31, 2004, did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles.

During the two-year period ended March 31, 2004, the Company did not have any disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports.

During the Company’s two fiscal years ended March 31, 2004, there were no “reportable events” requiring disclosure pursuant to Section 229.304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934. As used herein, the term “reportable event” means any of the items listed in paragraphs (a)(1)(v)(A)-(D) of Section 304 of Regulation S-K.

During the two fiscal years ended March 31, 2004, neither the Company nor anyone on its behalf consulted Deloitte & Touche regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, nor has Deloitte & Touche provided to the Company a written report or oral advice regarding such principles or audit opinion.

Representatives of the firms of Ernst & Young and Deloitte & Touche are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 2005.

PERFORMANCE GRAPH

The following graph compares the change in the cumulative total stockholder return on our common stock with the cumulative total return of the Standard & Poor’s 500 Stock Index and the cumulative total return of the Value Line Oilfield Services Group Index over the last five fiscal years. The graph assumes the investment of $100 on April 1, 1999, at closing prices on March 31, 1999, and the reinvestment of dividends. The Value Line Oilfield Services Group consists of 21 companies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and beneficial owners of more than 10% of our common stock to file certain beneficial ownership reports with the SEC. To our knowledge, based on our review of copies of reports received by us and written representations by certain reporting persons, we believe that during fiscal year 2004, all Section 16(a) filing requirements applicable to our officers, directors and 10% stockholders were complied with in a timely manner.

STOCKHOLDER PROPOSAL

(PROPOSAL 3)

A stockholder has advised the Company of its intention to present a proposal at the meeting. In accordance with applicable proxy regulations, the proposal and its supporting statement are set forth below. Approval of this proposal would require the affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the annual meeting.

This proposal has been submitted by Harold J. Mathis, Jr., P.O. Box 1209, Richmond, Texas, 77406-1209, cengulfmar@aol.com. (the owner of 200 shares of our common stock).

“RESOLVED: That the stockholders of Tidewater Inc., assembled in annual meeting in person or by proxy, hereby request that the Board of Directors take the needed steps to provide that at future elections of directors new directors be elected annually and not by classes, as is now provided, and that on expiration of present terms of directors their subsequent elections shall also be on an annual basis.”

REASONS

It is this proponent’s belief that classification of the Board of Directors is not in the best interest of Tidewater Inc. and its shareholders. This proponent also believes that it makes a Board less accountable to shareholders when all directors do not stand for election each year; the piecemeal election insulating directors and senior management from the impact of poor performance.

The Council of Institutional Investors recommends:

1)	Council Policies—The Board of Directors

www.cii.org/dcwascii/web.nsf/doc/policies_i.cm

“All directors should be elected annually (no classified boards).”

2)	Council Policies—Shareholder Voting Rights

www.cii.org/dcwascii/web.nsf/doc/policies_ii.cm

“Super majority votes should not be required.”

A considerable number of publicly traded companies including ChevronTexaco, American International Group, Halliburton, TXU, Con Edison, CSX Corp., Motorola, General Motors, Nicor, Inc., ExxonMobil, ADM, J.P. Morgan, Chase & Co., Xerox, Bristol-Myers Squibb, Advanced Micro Devices, Ford Motor Co., Bank of America, Altria Group, Freeport-McMoRan Copper & Gold, American Express, Johnson & Johnson, Tyson Foods, Hewlett-Packard, Co., AT&T, Southern Co., Weingarten Realty, Schlumberger, Home Depot, Wells Fargo, Citigroup, Walt Disney Co., IBM, General Electric, Microsoft, Intel, and Dell elect all directors annually as cited in their respective proxy statements.

The WALL STREET JOURNAL reports that:

“Weak Boardrooms and Weak Stocks Go Hand in Hand.”

September 9, 2003

It is the belief of this proponent that classified boards are rapidly becoming a thing of the past as more companies demonstrate a greater commitment to the principles of corporate democracy, adhering to policies that maximize accountability to shareholders.

Why should Tidewater Inc. shareholders continue the piecemeal approach of waiting three years to complete their evaluation of the entire Board?

REGISTER YOUR VIEWS ON THE TOTAL BOARD’S PERFORMANCE EACH YEAR.

Protect your investment through better corporate governance and board accountability. Vote YES to evaluate director performance each year.

PLEASE MARK YOUR PROXY IN FAVOR OF THIS PROPOSAL; otherwise, it is automatically cast as a vote against, even if you abstain.

Board Of Directors’ Statement In Opposition To Stockholder Proposal

Our board of directors has been comprised of three classes, serving staggered terms of three years, since 1970. We believe that a classified board structure is in the best interests of the Company and our stockholders—and we note that approximately 60% of S&P 500 companies continue to have classified boards, according to the Investor Responsibility Research Center.

First, the classified board structure helps ensure continuity and the continued realization of the Company’s long-term goals and strategies, since a majority of the directors serving at any given time have prior experience as directors of the Company and are familiar with our business strategies and operations.

Also, we believe that a classified board structure, together with other well-recognized defensive measures previously adopted by the Company, reduces the Company’s vulnerability to potentially abusive takeover tactics, and encourages potential acquirers to negotiate with our board. In the absence of a classified board, an unfriendly suitor could seize control of the board through a single proxy contest, and then use its control of the board to dismantle many of the Company’s defensive measures. In the board’s view, this would be unwise. The classified board structure does not prevent potential acquirers from making unsolicited acquisition proposals that are worthy of consideration, but rather enhances the power of the incumbent board to act in a manner that maximizes shareholder value by giving the board time and bargaining power to negotiate and consider alternatives.

We disagree with the principal thrust of the proponent’s supporting statement; namely, that directors who are elected to three-year terms are less accountable to stockholders than those elected annually. The fiduciary duties imposed on our directors do not depend on how often they are elected or the length of the term that they serve. In addition, we are unaware of any evidence to indicate that electing directors to either annual or staggered terms influences stock performance. In his supporting statement, the proponent references a headline from The Wall Street Journal that stated that “weak boardrooms and weak stocks go hand in hand”. The underlying article referred to a study that concluded that over the prior three years, companies with high corporate governance rankings outperformed businesses with weak corporate governance rankings. It is important to note, however, that the article mentioned criteria used by the study to measure a company’s corporate governance ranking—and a declassified board of directors was not one of the criteria mentioned in the article. Moreover, while we are strongly committed to good and effective corporate governance, it is worthwhile noting that the underlying Wall Street Journal article cited by the proponent indicated that “while bad governance makes for bad returns, buying companies with top-notch governance won’t necessarily mean higher returns”. The article further stated with respect to stock performance that “while the companies that get top governance scores did best during the past three years, corporations with average rating won the five- and 10-year contests”.

The proponent also directs stockholders to the website of The Council of Institutional Investors as support for his position that directors should be elected annually. The proponent neglects to mention that the Council’s recommendation that boards be elected annually is only one of eleven policies addressed by the Council, and that the Council, on its website, has specifically stated that its recommendations are only general guidelines. The recommendations do not take into account specific information regarding the Company, our governing documents, and Delaware law. We believe that our stockholders should be fully informed before being asked to vote on this matter.

Finally, stockholders should be aware that approval of this proposal would not declassify the board. Under our charter, to declassify the board, the board would have to propose to the stockholders an amendment to the relevant section of our by-laws, following which 80% of the total outstanding shares of common stock must approve the proposed amendment.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

STOCKHOLDERS VOTE “AGAINST” THE ADOPTION OF THIS PROPOSAL.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Our stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission and our bylaws.

Should a stockholder intend to present a proposal at the Annual Meeting to be held in 2005, under Securities and Exchange Commission rules, it must be received by the secretary of the Company at 601 Poydras Street, Suite 1900, New Orleans, Louisiana 70130 not less than 120 days in advance of June 8, 2005, in order to be included in our Proxy Statement and form of proxy relating to that meeting.

Our bylaws provide that in addition to any other applicable requirements for business to be properly brought before the Annual Meeting by a stockholder, the stockholder must give timely notice in writing to the Secretary. Additionally, our bylaws provide that a stockholder of our Company entitled to vote for the election of directors may make nominations of persons for election to our board at a meeting of stockholders by complying with the required notice procedures. To be timely, your notice must be given in writing and must be delivered or mailed to the Secretary and received at our principal executive offices not less than 75 days nor more than 100 days prior to July 15, 2005, which is the anniversary date of our immediately preceding Annual Meeting, provided that in the event that the Annual Meeting is called for a date more than 50 days prior to such anniversary date, your notice, in order to be timely, must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first.

The bylaws further provide that your notice to the Secretary must set forth, among other things, specified information as to the matters to be brought before the meeting or as to the nominees, and specified information as to the stockholder making the nomination or proposal. We may require any proposed nominee to furnish such information as may reasonably be required to determine the eligibility of such proposed nominee to serve as a director of our Company.

OTHER MATTERS

Our board knows of no business, other than that described above, that will be presented to the meeting. The enclosed proxy will confer discretionary authority with respect to any other matters that may properly come before the meeting or any adjournment thereof. It is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on any such matter.

By Order of the Board of Directors

Cliffe F. Laborde

Executive Vice President, Secretary

and General Counsel

New Orleans, Louisiana

June 8, 2004

PLEASE COMPLETE AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. YOU CAN ALSO CALL IN YOUR VOTE BY TOUCHTONE TELEPHONE OR SEND IT OVER THE INTERNET USING THE INSTRUCTIONS ON THE PROXY CARD.

2730-PS-04

DETACH HERE	ZTDW42

P R O X Y

TIDEWATER INC.

This Proxy is solicited on behalf of the Board of Directors

The undersigned appoints William C. O’Malley and Dean E. Taylor as proxies, each with power to act alone or by substitution, to vote all shares of the undersigned in Tidewater Inc. on all matters coming before the Annual Meeting of Stockholders of Tidewater Inc. to be held on July 15, 2004, and any adjournments thereof. If the undersigned is a participant in the Tidewater Savings Plan (“Savings Plan”) or in a stock incentive plan sponsored by Tidewater Inc., this proxy card also serves as voting instructions to the Trustees of the Savings Plan and the Tidewater Inc. Grantor Stock Trust to vote at the Annual Meeting, and any adjournment thereof, as specified on the reverse side hereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NOT DIRECTED, AS RECOMMENDED BY THE BOARD OF DIRECTORS ON ALL MATTERS LISTED ON THE BACK OF THIS CARD, AND, AS SAID PROXIES DEEM ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. RECEIPT OF THE NOTICE OF MEETING AND PROXY STATEMENT IS HEREBY ACKNOWLEDGED. THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED.

SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

TIDEWATER INC.

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet Log on to the Internet and go to http://www.eproxyvote.com/tdw	OR	Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZTDW41

☒ Please mark votes as in this example.	2730

IF NO DIRECTION IS MADE, THE SHARES WILL BE VOTED IN FAVOR OF PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3 SET FORTH BELOW. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW AND FOR THE RATIFICATION OF THE INDEPENDENT AUDITORS .

1. To elect directors.			FOR	AGAINST	ABSTAIN
Nominees: (01) Richard T. du Moulin, (02) J. Wayne Leonard, (03) Paul W. Murrill and (04) Dean E. Taylor		2. Ratification of the selection of Deloitte & Touche LLP as independent auditors.	☐	☐	☐

FOR ALL NOMINEES ☐	WITHHELD FROM ALL NOMINEES ☐	THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS AND ELECT ALL DIRECTORS ANNUALLY.

☐ For all nominee(s) except as written above		3. Stockholder proposal regarding the declassification of the Board of Directors and the annual election of all directors.	FOR ☐	AGAINST ☐	ABSTAIN ☐

4. Such other matters as may properly come before the meeting or any adjournment thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

Please vote, date, sign and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

Please sign exactly as your name appears hereon. If the stock is issued in the names of two or more persons, each of them should sign the proxy. If the proxy is executed by a corporation, it should be signed in the corporate name by an authorized officer. When signing as attorney, executor, administrator, trustee, or guardian, or in any other representative capacity, give full title as such.

Signature:	Date:	Signature:	Date: